Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Fourth Quarter and Fiscal Year 2010 Results
February 17, 2011 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the fourth quarter and fiscal year ended December 31, 2010.

	Fourth Quarter and Fiscal Year Financial Highlights (unaudited)
	Fourth Quarter		Diluted	Fourth Quarter		Diluted
	2010		Per Share	2009		Per Share

Sales	$147.1	million		$154.0	million
Income (loss) from continuing operations	$(24.5)	million	$(0.26)	$6.2	million	$0.16

Included in the calculation of income (loss) from continuing operations:
Debt issuance cost write-offs	$0.6	million	$0.01	$0.0	million	$0.00
Recapitalization costs	$0.0	million	$0.00	$3.0	million	$0.04
Tax valuation allowance	$9.4	million	$0.10	$(21.1)	million	$(0.53)

Adjusted loss from continuing operations*	$(14.6)	million	$(0.15)	$(13.1)	million	$(0.33)

Weighted average shares outstanding	94.9	million		39.9	million

Adjusted EBITDA*	$(12.5	) million		$(12.2	) million

	Fiscal Year		Diluted	Fiscal Year		Diluted
	2010		Per Share	2009		Per Share

Sales	$700.3	million		$677.9	million
Loss from continuing operations	$(94.3)	million	$(1.03)	$(56.9)	million	$(1.45)

Included in the calculation of loss from continuing operations:
Debt issuance cost write-offs	$4.7	million	$0.03	$1.2	million	$0.02
Recapitalization costs	$0.0	million	$0.00	$3.2	million	$0.05
Tax valuation allowance	$35.4	million	$0.39	$3.9	million	$0.10

Adjusted loss from continuing operations*	$(55.8)	million	$(0.61)	$(50.3)	million	$(1.28)

Weighted average shares outstanding	91.7	million		39.2	million

Adjusted EBITDA*	$(43.6	) million		$(35.1	) million

*	See reconciliation attached.

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2010 Results (continued)
“Actual U.S. single-family starts were 471,100 in 2010, a 5.9 percent increase over 2009. This is the first time in the past five years there has been a year-over-year increase in housing starts.” said Floyd Sherman, Builders FirstSource Chief Executive Officer. Commenting on the recent quarter, Mr. Sherman added, “However, it is evident that challenging conditions still persist, as actual U.S. single-family starts for the fourth quarter of 2010 were 95,600, a decrease of 8.7 percent compared to the fourth quarter of 2009. In the South Region, as defined by the U.S. Census Bureau and which encompasses our entire geographic footprint, actual single-family starts were 49,900, down 9.3 percent from the fourth quarter of 2009, and single-family units under construction were 116,800, a decrease of 8.2 percent compared to the fourth quarter of 2009. Despite this decline in construction activity, our sales of $147.1 million for the current quarter were down just 4.5 percent when compared to sales of $154.0 million in the fourth quarter of 2009. These sales results, even when adjusted for commodity inflation, would indicate we gained market share during the quarter. We look to continue this trend, but only where these gains are at acceptable margins.”
Mr. Sherman continued, “For the current quarter, the competitive pricing pressures we had seen throughout the first nine months of 2010 were still present, but we have recently seen signs that suggest pricing discipline may be returning to the market. Fourth quarter gross margins were 19.1 percent, as compared to 19.7 percent in the fourth quarter of last year. For the year, we felt the negative impact of the commodity price volatility seen during the first half of 2010, as gross margins declined to 18.8 percent for the year, a 2.2 percentage point decrease from gross margins of 21.0 percent in 2009. We were able to partially mitigate this margin pressure by continuing our focus on expense control, management of headcount, and flexing capacity where appropriate. We have done this while maintaining a presence within all of our markets. We have also become a more efficient company, and feel we are well positioned to respond to any increase in building activity.”
Commenting on the Company’s results, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Adjusted EBITDA in the current quarter was negative $12.5 million, down slightly from the negative $12.2 million in the fourth quarter of 2009, on $6.9 million less sales. Adjusted EBITDA for 2010 was negative $43.6 million as compared to negative $35.1 million for 2009. Although sales were up year-over-year, competitive pricing pressure, combined with extreme volatility in commodity prices during the first half of the year, negatively impacted margins. We were able to partially offset this negative impact through SG&A reductions.”
Mr. Crow continued, “We ended the year with available liquidity of $125.8 million, which consisted of $103.2 million of available cash and approximately $22.6 million in availability under our revolving credit facility. For the current quarter, our cash usage was approximately $18 million. Reductions in working capital contributed $2 million, which was offset by approximately $1 million in capital expenditures and $19 million of cash used to fund operating losses and service debt. Cash used for 2010 was approximately $83 million, excluding the $33.8 million federal income tax refund received in 2010, as well as $67.9 million in net proceeds from the rights offering we completed during the year. Of the cash used in 2010, approximately $6 million related to an increase in working capital, $9 million related to capital expenditures primarily for buyouts of vehicle and equipment leases, with the remaining $68 million used to fund the operating losses of the company and cash interest payments. For the current year, our asset utilization improved as our working capital expressed as a percentage of sales was 9.3 percent, excluding cash and income tax receivables, down from 10.2 percent in 2009. Accounts receivable days decreased to 35.5 days for 2010, compared to 38.8 days last year as we continued reducing our overall delinquency rate and increased the rate of our overall receivable collections. Our inventory turns were essentially flat year-over-year, ending at 9.1x for 2010. Accounts payable days

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2010 Results (continued)
increased to 31.5 days, up from 28.9 days last year. Our focus on working capital management resulted in cash conversion days dropping to 44.2 days for 2010, a 5.1 day improvement over 2009.”
Fourth Quarter 2010 Results Compared to Fourth Quarter 2009
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $147.1 million compared to $154.0 million last year, a decline of $6.9 million or 4.5 percent. We estimate that sales increased 3.1 percent due to commodity inflation, but decreased approximately 7.6 percent due to volume and competitive pricing pressure.

•	Gross margin percentage was 19.1 percent, down from 19.7 percent, a 0.6 percentage point decrease, which was primarily due to competitive pricing pressure.

•	SG&A expenses decreased $4.1 million, or 8.3 percent. As a percentage of sales, SG&A expense decreased from 32.3 percent in 2009 to 31.0 percent in 2010, on $6.9 million less sales. Average full-time equivalent employees, excluding discontinued operations, for the fourth quarter 2010 were down 4.9 percent from the fourth quarter 2009 average. Our salaries and benefits expense, excluding stock compensation expense, was essentially flat at $26.1 million for the current quarter compared to $25.9 million for the same quarter last year. Office G&A expense fell $3.3 million or 42.3 percent, due primarily to $3.0 million of recapitalization costs we incurred in the fourth quarter of 2009. Delivery expense fell $0.8 million, or 8.3 percent, occupancy expense fell $0.2 million or 4.9 percent, and bad debt expense fell $0.9 million from the same quarter last year.

•	Interest expense was $6.9 million in the current quarter, a decrease of $0.6 million from the fourth quarter of 2009.

•	We recorded an income tax benefit of $0.1 million during the quarter compared to $33.2 million in the fourth quarter of 2009. Our benefit during the current quarter was reduced by an after-tax, non-cash valuation allowance of $9.4 million, or $0.10 per diluted share, related to our net deferred tax assets. Our benefit was increased in the fourth quarter of 2009 by a reduction of the after-tax, non-cash valuation allowance of $21.1 million, or $0.53 per diluted share, primarily due to tax legislation that allowed for an extended carry-back of net operating losses generated in 2009. Absent the valuation allowance, our tax benefit rate would have been 38.9 percent for the fourth quarter of 2010. Absent the valuation allowance and impacts of changes in tax law, our tax benefit rate would have been 36.9 percent for the fourth quarter of 2009.

•	Income (loss) from continuing operations was a loss of $24.5 million, or $0.26 loss per diluted share, compared to income of $6.2 million, or $0.16 per diluted share, in the same quarter last year. Excluding the valuation allowance and debt issuance cost write-offs, our loss from continuing operations per diluted share was $0.15 for the current quarter, compared to a loss of $0.33 per diluted share for the fourth quarter of 2009, excluding the valuation allowance and recapitalization costs.

•	Income (loss) from discontinued operations, which includes the results of our discontinued Ohio and New Jersey operations, represented a loss of $0.1 million, or $0.00 per diluted share, for the fourth quarter of 2010, compared to income of $0.3 million, or $0.01 per diluted share, for the fourth quarter of 2009.

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2010 Results (continued)
•	Net loss for the fourth quarter of 2010 was $24.6 million, or $0.26 loss per diluted share, compared to net income of $6.6 million, or $.17 per diluted share, in the fourth quarter of 2009.

•	Diluted weighted average shares outstanding were 94.9 million compared to 39.9 million. Approximately 58.6 million additional shares were issued in the first quarter of 2010 as part of our rights offering and debt exchange.

•	Adjusted EBITDA was a loss of $12.5 million compared to a loss of $12.2 million in the same quarter last year. See reconciliation attached.
Liquidity and Capital Resources
•	Our total liquidity at December 31, 2010 was $125.8 million, which included $103.2 million in available cash and $22.6 million in borrowing availability under our revolver. Outstanding borrowings under our revolver were $20.0 million at the end of 2010 and 2009, respectively.

•	In November of 2010, we amended our 2007 senior secured revolving credit facility. The amendment provides us with up to $25.0 million of additional borrowing availability by reducing our minimum liquidity requirement, which was previously set at $35.0 million. The amendment also reduced the maximum borrowing capacity under the facility from $250.0 million to $150.0 million, thus decreasing our annual interest expense related to commitment fees by approximately $0.4 million.

•	Operating cash flow was negative $17.6 million for the fourth quarter of 2010, as compared to negative $12.5 million for the same quarter last year.

•	Capital expenditures were $0.8 million for the current quarter, compared to $0.1 million for 2009.
Outlook
Mr. Sherman concluded, “While interest rates remain near record-low levels, the economy is still faced with high unemployment and foreclosures that congest the new home sales pipeline. Through this, however, we are seeing some signs that point to improvements in our business. Recently, we have seen a return of certain customers that we had previously lost due to pricing. The return of these customers is due, in part, to our ability to offer a service-level that we believe is unsurpassed in the industry and which aids the customer in job-site control. Competitive pricing pressure continues, but in certain markets we saw some signs of slight easing towards the end of the year. We were able to increase our liquidity through the recent amendment to our credit facility, and previous efforts to lower our operating expense structure should make us a more efficient company going forward. Even though industry forecasters are predicting that housing conditions are expected to show improvements during 2011, the first six months of 2011 may be difficult, especially on a year-over-year comparative basis, due to the momentum created by the expiration of the federal tax credit for first-time homebuyers during the first half of 2010. We are, however, optimistic about the long-term outlook for our industry and believe Builders FirstSource is well positioned to take advantage of the recovery once it does come.”

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2010 Results (continued)
Conference Call
Builders FirstSource will host a conference call Friday, February 18, 2011 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-656-7422 (U.S. and Canada) and 913-312-1449 (international). A replay of the call will be available at 3:00 p.m. CT through February 23rd. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 4510180. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com. The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 52 distribution centers and 47 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the company’s growth strategies, including gaining market share, or the company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Fiscal year ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Sales	$147,093	$153,963	$700,343	$677,886
Cost of sales	119,032	123,672	568,587	535,480

Gross margin	28,061	30,291	131,756	142,406

Selling, general and administrative expenses (includes stock-based compensation expense of $1,091 and $340 for the three months ended in 2010 and 2009, respectively, and $4,308 and $2,861 for the fiscal year ended in 2010 and 2009, respectively)	45,632	49,745	194,092	201,403
Asset impairments	—	—	839	470
Facility closure costs	138	10	558	1,200

Loss from operations	(17,709)	(19,464)	(63,733)	(60,667)
Interest expense, net	6,906	7,487	31,672	27,045

Loss from continuing operations before income taxes	(24,615)	(26,951)	(95,405)	(87,712)
Income tax benefit	(117)	(33,181)	(1,112)	(30,823)

Income (loss) from continuing operations	(24,498)	6,230	(94,293)	(56,889)
Income (loss) from discontinued operations (net of income tax benefit of $0 in 2010 and 2009, respectively)	(115)	344	(1,215)	(4,965)

Net Income (loss)	$(24,613)	$6,574	$(95,508)	$(61,854)

Basic and diluted net loss per share:
Income (loss) from continuing operations	$(0.26)	$0.16	$(1.03)	$(1.45)
Income (loss) from discontinued operations	(0.00)	0.01	(0.01)	(0.13)

Net Income (loss)	$(0.26)	$0.17	$(1.04)	$(1.58)

Weighted average common shares:
Basic	94,904	39,458	91,676	39,164

Diluted	94,904	39,886	91,676	39,164

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended December 31,
	2010		2009
	(in thousands)

Prefabricated components	$26,035	17.7%	$29,222	19.0%
Windows & doors	36,771	25.0%	36,294	23.6%
Lumber & lumber sheet goods	40,805	27.7%	39,609	25.7%
Millwork	16,663	11.3%	16,915	11.0%
Other building products & services	26,819	18.3%	31,923	20.7%

Total sales	$147,093	100.0%	$153,963	100.0%

	Fiscal year ended December 31,
	2010		2009
	(in thousands)

Prefabricated components	$135,469	19.3%	$129,781	19.1%
Windows & doors	161,079	23.0%	163,952	24.2%
Lumber & lumber sheet goods	201,445	28.8%	164,627	24.3%
Millwork	75,843	10.8%	72,798	10.7%
Other building products & services	126,507	18.1%	146,728	21.7%

Total sales	$700,343	100.0%	$677,886	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2010	2009
	(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$103,234	$84,098
Trade accounts receivable, less allowance of $2,444 and $4,883 at December 31, 2010 and 2009, respectively	55,631	60,723
Other receivables	4,060	39,758
Inventories	63,810	48,022
Other current assets	8,614	7,741

Total current assets	235,349	240,342
Property, plant and equipment, net	57,068	64,025
Goodwill	111,193	111,193
Other assets, net	9,194	19,391

Total assets	$412,804	$434,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,866	$39,570
Accrued liabilities	26,284	28,923
Current maturities of long-term debt	5,301	48

Total current liabilities	76,451	68,541
Long-term debt, net of current maturities	163,801	299,135
Other long-term liabilities	13,047	20,328

Total liabilities	253,299	388,004
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,769 and 36,347 shares issued and outstanding at December 31, 2010 and 2009, respectively	949	363
Additional paid-in capital	355,194	150,240
Accumulated deficit	(194,481)	(98,973)
Accumulated other comprehensive loss	(2,157)	(4,683)

Total stockholders’ equity	159,505	46,947

Total liabilities and stockholders’ equity	$412,804	$434,951

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Fiscal year ended December 31,
	2010	2009
	(in thousands)

Cash flows from operating activities:

Net loss	$(95,508)	$(61,854)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,433	17,915
Asset impairments	839	470
Amortization of deferred loan costs	5,955	3,763
Deferred income taxes	(1,235)	411
Bad debt expense	792	2,711
Net non-cash (income) expense from discontinued operations	(3)	724
Stock compensation expense	4,308	2,861
Net gain on sales of assets	(258)	(601)
Changes in assets and liabilities:
Receivables	40,001	23,030
Inventories	(15,788)	20,846
Other current assets	(873)	617
Other assets and liabilities	(280)	(3,555)
Accounts payable	5,296	4,156
Accrued expenses	(399)	(14,240)

Net cash used in operating activities	(41,720)	(2,746)

Cash flows from investing activities:
Purchases of property, plant and equipment	(8,953)	(2,103)
Proceeds from sale of property, plant and equipment	602	1,986

Net cash used in investing activities	(8,351)	(117)

Cash flows from financing activities:
Payments under revolving credit facility	—	(20,000)
Payments of long-term debt and other loans	(105,188)	(43)
Deferred loan costs	(50)	—
Proceeds from rights offering	180,107	—
Payments of recapitalization costs	(5,631)	(620)
Exercise of stock options	—	859
Repurchase of common stock	(31)	(126)

Net cash provided by (used in) financing activities	69,207	(19,930)

Net change in cash and cash equivalents	19,136	(22,793)
Cash and cash equivalents at beginning of period	84,098	106,891

Cash and cash equivalents at end of period	$103,234	$84,098

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 17, 2011.

	Three months ended		Fiscal year ended
	December 31,		December 31,
	2010	2009	2010	2009

Reconciliation to Adjusted EBITDA:
Net Income (loss)	$(24,613)	$6,574	$(95,508)	$(61,854)
Reconciling items:
Depreciation and amortization expense	3,765	4,033	15,433	17,915
Interest expense, net	6,906	7,487	31,672	27,045
Income tax benefit	(117)	(33,181)	(1,112)	(30,823)
Net gain on sale of assets	(96)	(76)	(258)	(601)
(Income) loss from discontinued operations, net of tax	115	(344)	1,215	4,965
Asset impairments	—	—	839	470
Facility closure costs	138	10	558	1,200
Severance	348	43	499	583
Litigation settlement	—	—	(1,238)	—
Recapitalization costs	—	2,958	(43)	3,186
Stock compensation expense	1,091	340	4,308	2,861

Adjusted EBITDA	$(12,463)	$(12,156)	$(43,635)	$(35,053)

Adjusted EBITDA as percentage of sales	-8.5%	-7.9%	-6.2%	-5.2%

	Three months ended		Three months ended
	December 31, 2010		December 31, 2009
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax

Reconciliation to Adjusted loss from continuing operations:
Income (loss) from continuing operations		$(24,498)		$6,230
Reconciling items:
Debt issuance cost write-offs	643	418	0	—
Recapitalization costs	0	—	2,958	1,808
Tax valuation allowance		9,448		(21,130)

Adjusted loss from continuing operations		$(14,632)		$(13,092)

Weighted average diluted shares outstanding		94,904		39,886

Adjusted loss from continuing operations per diluted share		$(0.15)		$(0.33)

	Fiscal year ended		Fiscal year ended
	December 31, 2010		December 31, 2009
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax

Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(94,293)		$(56,889)
Reconciling items:
Debt issuance cost write-offs	4,736	3,079	1,220	792
Recapitalization costs	43	26	3,186	1,948
Tax valuation allowance		35,393		3,883

Adjusted loss from continuing operations		$(55,795)		$(50,266)

Weighted average diluted shares outstanding		91,676		39,164

Adjusted loss from continuing operations per diluted share		$(0.61)		$(1.28)